 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Oxford Immunotec Global PLC

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Oxford Immunotec Global PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

April 27, 2018

Dear Oxford Immunotec Global PLC Shareholder:

On behalf of the Board of Directors of Oxford Immunotec Global PLC, you are cordially invited to attend our 2018 annual general meeting of shareholders (the “Meeting”) on Tuesday, June 19, 2018, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY.

The resolutions on which you can vote, our reasons for proposing the resolutions and details of the arrangements we have made for the Meeting are set out on the following pages. Additionally, at the Meeting, our Board of Directors will present our U.K. statutory annual accounts and reports for the period January 1, 2017 through December 31, 2017. You will have the opportunity to review the accounts and reports and raise questions in relation to them. Other than the resolutions and the presentment of the U.K. statutory annual accounts and reports, we are not aware of any other business to be conducted at the Meeting.

It is important that your shares be represented and voted at the Meeting. If you are a shareholder of record, please vote as soon as possible by completing and mailing the enclosed proxy card. If you decide to attend the Meeting, you will be able to vote in person even if you have previously submitted your proxy. If you hold shares through a bank or broker, or indirectly in a savings plan, please refer to “Questions and Answers About Voting” in the attached proxy statement for further information about voting your shares.

Thank you for your continued support of Oxford Immunotec Global PLC. We appreciate your ongoing interest in our business, and we hope you will be able to attend the Meeting.

Sincerely,

/s/ Richard A. Sandberg

Richard A. Sandberg

Chairman of the Board of Directors

Oxford Immunotec Global PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

Notice of 2018 Annual General Meeting of Shareholders to be held June 19, 2018

Oxford Immunotec Global PLC, a public limited company incorporated under the laws of England and Wales (the “Company,” “we,” “us” and “our”), will hold its 2018 annual general meeting of shareholders (the “Meeting”) on June 19, 2018, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY The items of business are to consider and vote on the following:

Ordinary resolutions

1.     To elect Ronald A. Andrews, Jr. as a class II director for a term to expire at the 2021 annual general meeting of shareholders;

2.      To elect Mark Klausner as a class II director for a term to expire at the 2021 annual general meeting of shareholders;

3.     To elect James R. Tobin as a class II director for a term to expire at the 2021 annual general meeting of shareholders;

4.      To ratify the Audit Committee’s appointment of Ernst & Young LLP, the U.S. member firm of Ernst & Young Global Limited, as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018;

5.      To re-appoint the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next general meeting of shareholders at which the U.K. statutory accounts and reports are presented;

6.     To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2018;

7.     To receive the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2017; and

8.     To receive and approve our U.K. statutory annual directors’ remuneration report for the year ended December 31, 2017, which is set forth as Annex A to this proxy statement.

A-ii

We are not aware of any other business to come before the Meeting. Please refer to the attached proxy statement for detailed information on each of the proposals.

Proposals 1 through 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such proposal will be approved if the number of votes cast in favor exceed the number of votes cast against such proposal. The result of the shareholder vote on the ordinary resolutions in proposals 7 and 8 regarding receipt of our U.K. statutory annual accounts and reports for the year ended December 31, 2017 and our U.K. statutory directors’ annual report on remuneration for the year ended December 31, 2017 will not require our Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on proposals 7 and 8.

Only shareholders of record of our ordinary shares as of the close of business in New York City on April 16, 2018 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at the Company’s registered office. In accordance with the provisions in the U.K. Companies Act 2006 and our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

Pursuant to Chapter 5 of Part 16 of the U.K. Companies Act 2006 (sections 527 to 531), if a shareholder or group of shareholders meeting the qualification criteria set out in section 527 request that a matter be raised at the Meeting relating to the audit of the Company’s U.K. statutory annual accounts and reports (including the auditor’s report and the conduct of the audit), we will publish the matter so requested on our website. Such request may either be stated in full or, if made in support of another shareholder’s statement, must clearly identify the statement that is being supported. Further, the request must be authenticated by the shareholder or shareholders making it and be received by us at least one week before the Meeting.

If we are required to publish such a statement, we will not require the requesting shareholder or shareholders to pay any expenses we incur in complying with the request. We will forward the statement to our U.K. statutory auditors at the same time as or before the statement is made available on our website and we may address the statement at the Meeting.

The results of any polls taken on the resolutions at the Meeting and any other information required by the U.K. Companies Act 2006 will be made available on our website as soon as reasonably practicable following the Meeting and for the required period thereafter.

iii

Your Vote is Important. Whether or not you plan to attend the Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the Meeting and to vote your shares in person. The proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section entitled “Questions and Answers About Voting.”

Sincerely,

/s/ Elizabeth M. Keiley

Elizabeth M. Keiley

Senior Vice President, General Counsel & Company Secretary

iv

v

OXFORD IMMUNOTEC GLOBAL PLC

94C Innovation Drive, Milton Park

Abingdon, Oxfordshire OX14 4RZ, U.K.

Registered Company No. 08654254

PROXY STATEMENT FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 19, 2018

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Oxford Immunotec Global PLC (referred to herein as the “Company”, “Group” “we”, “us” or “our”) is soliciting your proxy to vote at our annual general meeting of shareholders (the “Meeting”) to be held on Tuesday, June 19, 2018, at 11:00 a.m., London time (6:00 a.m., New York time), at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY.

●	This proxy statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

●	The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be covered by us.

We are mailing the notice of the 2018 annual general meeting, this proxy statement and the proxy card to our shareholders of record as of April 16, 2018 (the “Record Date”) for the first time on or about May 10, 2018. In this mailing, we are also including our Annual Report on Form 10-K (“Form 10K”) for the year ended December 31, 2017, which Form 10-K constitutes our 2017 Annual Report to Shareholders (“2017 Annual Report”). In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2017 Annual Report so that our record holders can supply these materials to the beneficial owners of our ordinary shares as of the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 19, 2018

Our 2017 Annual Report, notice of 2018 annual general meeting, proxy statement and proxy card are available in the “Corporate Governance” section of our website at http://investor.oxfordimmunotec.com.

QUESTIONS AND ANSWERS ABOUT VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting, including at any adjournments or postponements of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below under “How do I vote my shares?” to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 10, 2018 to all shareholders of record entitled to vote at the Meeting.

Who can vote at the Meeting?

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting. At the close of business on April 16, 2018, there were 25,875,358 ordinary shares issued and outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent, Computershare Trust Company, N.A., then you are the shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy card from your broker or agent.

A complete list of shareholders of record entitled to vote will be open to examination by any shareholder for any purpose relating to the Meeting for a period of 10 days before the Meeting at our offices in Abingdon, Oxfordshire during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Meeting.

What are the requirements to elect the directors and approve each of the proposals?

You may cast your vote for or against proposals 1 through 8 or abstain from voting your shares on one or more of these proposals.

Proposals 1 through 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such proposal will be approved if the number of votes cast in favor exceed the number of votes cast against such proposal. For example, a nominee for director will be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

With regard to proposals 7 and 8 regarding receipt of our U.K. statutory annual accounts and reports for the year ended December 31, 2017 and approval of our U.K. statutory directors’ annual report on remuneration for the year ended December 31, 2017, the votes on these proposals will not require our Board of Directors or any committee to take any action. Nonetheless, our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these proposals.

What are the voting recommendations of our Board of Directors regarding the election of directors and other proposals?

The following table summarizes the items that will be brought for a vote of our shareholders at the Meeting, along with the Board of Directors’ voting recommendations.

Proposal	Description of Proposal	Board of Directors’ Recommendation

1	Election of Ronald A. Andrews, Jr. as a class II director to serve for a term to expire at the 2021 annual general meeting of shareholders and until his successor has been elected and qualified	FOR

2	Election of Mark Klausner as a class II director to serve for a term to expire at the 2021 annual general meeting of shareholders and until his successor has been elected and qualified	FOR

3	Election of James R. Tobin as a class II director to serve for a term to expire at the 2021 annual general meeting of shareholders and until his successor has been elected and qualified	FOR

4

Ratification of the Audit Committee’s appointment of Ernst & Young LLP, the U.S. member firm of Ernst & Young Global Limited, as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018

FOR

5

Approval of the re-appointment of the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next general meeting of shareholders at which the U.K. statutory accounts and reports are presented

FOR

6	Authorization for the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2018	FOR

7	To receive the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2017	FOR

8	Approval of our U.K. statutory directors’ annual report on remuneration, which is set forth in Annex A, for the year ended December 31, 2017	FOR

What constitutes a quorum?

For the purposes of the Meeting, a quorum is present if members holding at least one-third of the outstanding shares of the Company and entitled to vote are present in person or by proxy.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name” and wish to vote at the Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election of the Meeting with your ballot.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

●	By completing and signing the proxy card and returning it in the prepaid envelope provided; or

●	By written ballot at the Meeting.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

How will my shares be voted if I do not specify how they should be voted?

If you sign and send your proxy card but do not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of our Board of Directors.

Can I change my vote or revoke a proxy?

A shareholder of record can change or revoke his or her proxy before the time of voting at the Meeting in several ways by:

(1)	mailing a revised proxy card dated later than the prior proxy card;

(2)	voting in person at the Meeting; or

(3)	notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received before the Meeting to be effective.

If you hold shares in “street name,” you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Meeting as described above under “How do I vote my shares?” See also “What if I plan to attend the Meeting?”

Who counts the votes?

Computershare Trust Company, N.A. (“Computershare”) has been engaged as our independent agent to tabulate shareholder votes. If you are a shareholder of record, your executed proxy card is returned directly to Computershare for tabulation. If you hold your shares through a broker, your broker will return one proxy card to Computershare on behalf of all of its clients.

How are votes counted?

Votes will be counted by Computershare, who will separately count “for” and “against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, Computershare will count the number of “withheld” votes received for the nominees. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ’broker non-votes?’” and “Which ballot measures are considered ’routine‘ and ’non-routine’?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of ordinary shares indicates on a proxy form that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, you must instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which proposals are considered “routine” or “non-routine?”

The approval of the re-appointment of the U.K. member firm of Ernst & Young Global Limited, Ernst & Young LLP as our U.K. statutory auditors in proposal 5 is considered routine under applicable rules. Therefore, broker non-votes are not expected to be submitted in connection with that proposal. The other proposals are non-routine and broker non-votes may be submitted with respect to them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the ordinary shares you own as of the Record Date.

What if I plan to attend the Meeting?

Attendance at the Meeting will be limited to shareholders as of the Record Date. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting share ownership as of the Record Date in order to obtain admittance to the Meeting.

How do you solicit proxies?

We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to shareholders who hold shares in street name.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Meeting?

No. In accordance with our Articles of Association, no matters other than proposals 1 through 8 may be presented at this Meeting. We have not been notified of, and our Board of Directors is not aware of, any other matters to be presented for action at the Meeting.

Who is the transfer agent?

As noted above, our transfer agent is Computershare. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting our transfer agent at +1-855-895-7224 (within the U.S., U.S. Territories and Canada), +1-732-491-0756 (outside the U.S., U.S. Territories and Canada), or in writing by regular mail to Computershare, P.O. Box 43001, Providence, RI 02940-3001 USA or by overnight mail to Computershare, 250 Royall Street, Canton, MA 02021, USA.

How can I find out the results of the voting at the Meeting?

Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

What are the implications of being an “emerging growth company”?

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. As a result of this election we are providing in this 2017 Proxy Statement the scaled disclosure permitted for emerging growth companies, including the scaled executive compensation disclosure. In addition, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined herein) or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following December 2, 2018, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Meeting

Directions to our Meeting, to be held at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY can be found on our website http://investor.oxfordimmunotec.com in the Corporate Governance folder.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten seated directors, divided into the following three classes:

●	Class I directors: Patrick J. Balthrop, Sr., Patricia Randall and Herm Rosenman whose current terms will expire at the 2020 annual general meeting of shareholders;
●	Class II directors: Ronald A. Andrews, Jr., Mark Klausner, Stephen L. Spotts and James R. Tobin whose current terms will expire at the Meeting;
●	Class III directors: A. Scott Walton, Richard A. Sandberg and Dr. Peter Wrighton-Smith whose current terms will expire at the 2019 annual general meeting of shareholders.

Each class has a three-year term. At each annual general meeting of shareholders, directors whose terms will then expire (or their successors, if such directors are not nominated for re-election) will be elected to serve for a three year term.

Messrs. Andrews, Klausner and Tobin have been nominated for re-election as class II directors. Mr. Spotts has chosen not to be nominated for re-election; as a result, his service as a director will end at the Meeting. No other nominees for class II directors have been presented. Therefore, it is anticipated that following the Meeting, if Messrs. Andrews, Klausner and Tobin are elected, the Board will be comprised of nine members, with three members representing each class of directors.

In connection with proposals 1 - 3, we set forth the biographical information for each of the nominees to our Board of Directors. For biographical information for the class I, class II and class III directors not subject to re-election at the Meeting, see Board of Directors and Corporate Governance.

PROPOSAL 1 – ELECTION OF RONALD A. ANDREWS, JR. TO THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR

Ronald A. Andrews, Jr. is currently a member of our Board of Directors and has been nominated for re-election as a class II director. If elected, he will hold office from the date of his election until the 2021 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Andrews has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Andrews, Jr., 58, is a Director, having been elected in 2015. He is the founder and principal of the Bethesda Group, which became a limited liability company in September 2015. Mr. Andrews was the president of the genetic sciences division of Thermo Fisher Scientific from 2013 to 2014, a position he assumed upon Thermo Fisher’s acquisition of Life Technologies Corporation, where he had been the president of the medical sciences venture from 2012 to 2013.  Following the acquisition, Mr. Andrews led the integration of Life Technologies’ next generation sequencing technology into multiple instrument platforms and developed one of the most robust bio-informatic engines in oncology. Before joining Life Technologies, he served as chief executive officer of GE Molecular Diagnostics from 2010 to 2012. Mr. Andrews assumed this position upon GE Healthcare’s acquisition of Clarient, Inc., a specialty oncology laboratory, at which he had served as chief executive officer since 2004.  Earlier in his career, he held several leadership roles at Roche Molecular Diagnostics, Molecular Diagnostics, Inc. and Immucor, Inc. Mr. Andrews currently serves as a member of the board of directors at Orion Health, a global provider of healthcare information technology and as a member of the board of directors at Insight Genetics, Inc., a molecular diagnostics company working to further precision cancer care. He is also a member of the board of governors of CancerLinQ LLC, a wholly-owned non-profit subsidiary of the American Society of Clinical Oncology, a member of the board of directors of Oncocyte, a publicly traded blood based cancer monitoring company and a member of the board of the Mission Hospital Foundation. Mr. Andrews earned his bachelor’s degree in Biology and Chemistry from Wofford College.

Based on his extensive experience as a senior executive and member of the board of directors of companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Andrews is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF RONALD A. ANDREWS, JR. TO THE BOARD OF

DIRECTORS AS A CLASS II DIRECTOR

PROPOSAL 2 – ELECTION OF MARK KLAUSNER TO THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR

Mark Klausner is currently a member of our Board of Directors and has been nominated for re-election as a class II director. If elected, he will hold office from the date of his election until the 2021 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Klausner has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Klausner, 52, is a Director, having been elected in March 2018. He is the co-founder and managing partner of Westwicke Partners, a capital markets advisory and investor relations firm focused on the healthcare industry. Prior to co-founding Westwicke Partners in 2006, Mr. Klausner was a managing director in the equity capital markets group at Wachovia Corporation (now Wells Fargo Corporation) from 2004 to 2006. Prior to this, from 1991 to 2004, he worked in investment banking, equity capital markets and commercial banking positions at firms including Deutsche Bank (and predecessor firms Bankers Trust and Alex. Brown & Sons), Merrill Lynch (now Bank of America Merrill Lynch) and Citibank. Mr. Klausner earned his bachelor’s degree in Economics and Computer Science from Colgate University and his Master of Business Administration from the University of Virginia Darden School of Business.

Based on his extensive experience in the capital markets and knowledge of the healthcare industry, the Nominating Committee of our Board of Directors concluded that Mr. Klausner is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF MARK KLAUSNER TO THE BOARD
OF DIRECTORS AS A CLASS II DIRECTOR

PROPOSAL 3 – ELECTION OF JAMES R. TOBIN TO THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR

James R. Tobin is currently a member of our Board of Directors and has been nominated for re-election as a class II director. If elected, he will hold office from the date of his election until the 2021 annual general meeting of shareholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. Mr. Tobin has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Mr. Tobin, 73, is a Director, having been elected in 2014. He served as chief executive officer and president of Boston Scientific Corporation, a medical device company, from 1999 to 2009. Prior to that, he served as chief executive officer and president of Biogen Idec, Inc., or Biogen, a global biotechnology company, from 1997 to 1998 and as Biogen's president and chief operating officer from 1994 to 1997. Before joining Biogen, Mr. Tobin spent 22 years with Baxter International, or Baxter, rising from financial analyst to president and chief operating officer, and holding various positions within senior management during his tenure. He currently serves as chairman of the board of directors of TransMedics, Inc., a medical technology company dedicated to improving quality, assessing viability and increasing the utilization of donor organs for transplantation, and as a member of the board of directors of Corindus Vascular Robotics, Inc., a developer of precision vascular robotics, Globus Medical, Inc., a musculoskeletal solutions company, and Resolys Bio, Inc., a privately-held clinical-stage biotechnology company. He was previously a member of the board of directors of Aptus Endosystems, Inc., a medical device company developing advanced technology for treating abdominal aortic aneurysms (AAA), Curis, Inc., an oncology-focused drug development company, CardioDx, Inc., a cardiovascular genomic diagnostics company, as well as several other private companies. He served as Lieutenant in the U.S. Navy from 1968 to 1972. Mr. Tobin earned his bachelor’s degree from Harvard College and his Master of Business Administration from Harvard Business School.

Based on his extensive experience as a senior executive and member of the board of directors of numerous public companies in the life sciences industry, the Nominating Committee of our Board of Directors concluded that Mr. Tobin is qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF JAMES R. TOBIN TO THE BOARD OF DIRECTORS AS A

CLASS II DIRECTOR

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

PROPOSAL 5 – APPROVAL OF THE RE-APPOINTMENT OF THE U.K. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, ERNST & YOUNG LLP

APPROVAL OF THE RE-APPOINTMENT OF THE U.K. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, ERNST & YOUNG LLP, AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT GENERAL MEETING AT WHICH THE U.K. STATUTORY ACCOUNTS ARE PRESENTED

PROPOSAL 6 - AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

The Audit Committee is responsible for the selection, appointment and negotiation of the remuneration of our U.S. independent registered public accounting firm and our U.K. statutory auditors. The Audit Committee has approved the appointment of Ernst & Young Global Limited’s U.S. member firm, Ernst & Young LLP (“E&Y (U.S.) LLP”) as our principal auditors and U.S. independent registered public accounting firm and the appointment of Ernst & Young Global Limited’s U.K. member firm, Ernst & Young LLP (“E&Y (U.K.) LLP”) as our U.K. statutory auditor for our fiscal year ending December 31, 2018. E&Y (U.K.) LLP has served as our U.K. statutory auditors under the U.K. Companies Act 2006 since our registration as a public limited company on August 16, 2013. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require our independent auditors to be selected and supervised by the Audit Committee for our first financial year only in respect of our U.K. statutory auditors, the Board of Directors considers the selection of the independent auditors to be an important matter of shareholder concern and is submitting the selection of E&Y (U.S.) LLP and E&Y (U.K.) LLP for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm and the selection of E&Y (U.K.) LLP as our U.K. statutory auditor, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young Global Limited’s U.S. and U.K. member firms. If the shareholders do ratify the selection of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm and the selection of E&Y (U.K.) LLP, the Audit Committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests.

Proposal 4 seeks your ratification of the appointment of E&Y (U.S.) LLP as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 5 seeks your approval of the re-appointment of E&Y (U.K.) LLP to serve as our U.K. statutory auditor, to hold office until the conclusion of the next general meeting at which the U.K. statutory accounts are presented to shareholders. In the event this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Meeting, the Board of Directors may appoint an auditor to fill the vacancy.

Proposal 6 authorizes the Audit Committee to determine our U.K. statutory auditors’ remuneration for the fiscal year ending December 31, 2018.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE

FOR:

●

Proposal 4 to ratify the appointment of ERNST & YOUNG LLP, THE U.S. MEMBER FIRM OF ERNST & YOUNG GLOBAL LIMITED, as our U.S. independent registered public accounting firm for the year endING December 31, 2018;

●

Proposal 5 to approve the re-appointment of THE U.K. MEMBER OF Ernst & Young GLOBAL LIMITED, ERNST & YOUNG LLP, as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next general meeting at which our Statutory accounts are presented; and

●	Proposal 6 to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 7 - RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS

At the Meeting, our Board of Directors will present our U.K. statutory annual accounts and reports for the period January 1, 2017 through December 31, 2017, which includes the audited portion of the directors’ annual report on remuneration. We will provide our shareholders with an opportunity to receive the U.K. statutory annual accounts and reports to raise questions in relation to them.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE

FOR THE RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS

PROPOSAL 8 - APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION

Our U.K. statutory directors’ remuneration report is set forth as Annex A to this proxy statement. The directors’ remuneration report includes the annual report on remuneration. This document describes in detail our remuneration policies and procedures and explains how these policies and procedures help to achieve our compensation objectives with regard to our directors and the retention of high-quality directors. Our Board of Directors and the Remuneration Committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our Board of Directors has approved and signed the report in accordance with English law.

At the Meeting, the shareholders will vote on the annual report on remuneration. This vote is advisory and non-binding. Although non-binding, our Board of Directors and Remuneration Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the Meeting, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.

THE BOARD RECOMMENDS YOU VOTE

FOR APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON

REMUNERATION SET FORTH IN ANNEX A

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

As stated above, our Board of Directors currently consists of ten directors, divided into three classes. Following the Meeting, if proposals 1 through 3 are approved, our Board of Directors will have nine directors, with three members in each class of directors. The biographical information for Ronald A. Andrews, Jr., Mark Klausner, and James R. Tobin, the three nominees to our Board of Directors as class II directors is provided in the foregoing proposals. Below is biographical information for the class I and class III directors who will remain seated following the Meeting.

Class I Directors — Continuing in Office until the 2020 Annual General Meeting of Shareholders

Patrick Balthrop, 61, is a Director, having been elected in 2016. He is the founding principal of Apalachee Ventures LLC, a venture and investment company focusing on emerging life science companies. Mr. Balthrop served as president, chief executive officer and director of Luminex Corporation, a life science tools and molecular diagnostics company from 2004 to 2014, during which time the company’s revenues grew eightfold. While at Luminex, he implemented innovative research and development programs which led to the development and subsequent successful commercialization of many new products and oversaw multiple significant acquisitions. Prior to joining Luminex, Mr. Balthrop served as president of Fisher Healthcare, now a division of Thermo Fisher Scientific, Inc. from 2002 to 2004. Prior to that, he held multiple positions in diagnostics and vascular devices during his more than twenty years at Abbott Laboratories. Mr. Balthrop currently serves as chairman of the board of directors of Agendia, Inc., a personalized medicine and molecular cancer diagnostics company, and as chairman of the board of directors of Folio Conversant, a premier provider of research services and biospecimen solutions to the life sciences industry. He is also a member of the board of directors of Personalis, Inc., a provider of advanced genomic sequencing and analytics for immuno-oncology, and a member of the board of directors of Concert Genetics, Inc. (formerly NextGxDx, Inc.), a technology company dedicated to enhancing the transparency and efficiency of genetic testing. Mr. Balthrop earned his bachelor’s degree in Biology from Spring Hill College and his Master of Business Administration from the Kellogg School of Management Northwestern University.

Patricia Randall, 67, is a Director, having been elected in 2014.  Most recently, she served as our senior vice president and general counsel. Ms. Randall joined Oxford Immunotec in 2008 as general counsel and was responsible for all legal affairs of the Company through her retirement and election to the board of directors. Before joining Oxford Immunotec, from 2003 to 2008, she served as vice president, general counsel and secretary of Matritech, Inc., a biotechnology company specializing in proteomic diagnostic products for the early detection of a variety of cancers.  She previously served as a member of senior management and general counsel of two other publicly-traded companies. Ms. Randall has practiced law for over 35 years for both public and private companies and in private practice. Until December 2017, she served as a member of the board of directors of Belmont Instrument Corporation, a private medical device company that develops, manufactures and markets critical care devices. She continues to serve as a member of the board of directors of BIC Holding Corp. following the sale of a majority interest in Belmont Instrument Corporation to a private equity firm. Ms. Randall earned her bachelor’s degree in Philosophy from American University and her juris doctor from Northeastern University School of Law. Based on her extensive experience as a senior executive and an officer of several publicly traded companies, the Nominating Committee of our Board of Directors concluded that Ms. Randall is qualified to serve on our Board of Directors.

Herm Rosenman, 70, is a Director, having been elected in 2013. He was the chief financial officer of Natera, Inc., a publicly-traded company focused on non-invasive genetic testing and the analysis of circulating cell-free DNA, from January 2014 to January 2017. Prior to that, Mr. Rosenman served as senior vice president, finance and chief financial officer of Gen-Probe Incorporated, a publicly-traded molecular diagnostics company, from 2001 until the sale of that company to Hologic, Inc. in August 2012. From 1997 to 2000, he was president and chief executive officer of Ultra Acquisition Corp., a manufacturer and parts retailer and from 1994 to 1997, he was president and chief executive officer of RadNet Management, Inc., a healthcare provider. Mr. Rosenman also previously served as chief financial officer of Rexene Corp. and was an audit partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP). He is currently a member of the board of directors at Natera, Inc., a member of the board of directors and audit committee chairman at Vivus, Inc., a publicly-traded biopharmaceutical company, a member of the board of directors at DermTech, Inc., a global leader in non-invasive molecular dermatology, and an advisory board member of the Scripps Clinic and Scripps Green Hospital, a large healthcare provider in San Diego, California. Previously, Mr. Rosenman served on numerous other public and private company boards of directors, frequently as a member of the company’s audit committee, including BioFire Diagnostics, Inc., Medistem, Inc., ARYx Therapeutics, Infinity Pharmaceuticals, Inc., Emphasys Medical, Inc. and Discovery Partners International, Inc. He is a certified public accountant who received his bachelor’s degree in Finance and Accounting from Pace University and his Master of Business Administration from the Wharton School of the University of Pennsylvania. Based on his extensive experience as a senior executive and member of the board of directors of numerous public companies in the diagnostics and healthcare sectors, as well as his substantial background as a public company chief financial officer and as an auditor and certified public accountant, the Nominating Committee of our Board of Directors concluded that Mr. Rosenman is qualified to serve on our Board of Directors.

Class II Directors — Continuing in Office until the Meeting of Shareholders

Stephen L. Spotts, 62, was first elected to the Board of Directors in November 2010. Mr. Spotts is chief executive officer, president, director and founder of ProTom International, Inc., a medical technology company focused on proton therapy for cancer patients founded in April 2007. In May 2015, ProTom International filed a petition of bankruptcy in the U.S.D.C. for the Northern District of Texas under Chapter 11 of the U.S. Bankruptcy Code. After recapitalization, the proton therapy business conducted by the company emerged from bankruptcy in August, 2015 as ProTom International Holding Corporation. Before founding ProTom, from 2000 to 2006, Mr. Spotts was president, chief executive officer, and a member of the board of directors of Pathology Partners, Inc. (now known as Miraca Life Sciences, Inc.) From 2005 through June 2008, he served on the board of directors of Genoptix, Inc., a California-based, publicly traded specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists (Genoptix Inc. was acquired by Novartis AG in 2011). Mr. Spotts earned his bachelor’s degree in Business Administration from the University of Mississippi. Based on his experience in the diagnostics industry and his senior management experience in other companies, the Nominating Committee of our Board concluded that Mr. Spotts is qualified to serve on our Board of Directors.

Class III Directors — Continuing in Office until the 2019 Annual General Meeting of Shareholders

Richard A. Sandberg, 75, is the Chairman of our Board of Directors, a position he has held since 2008. He has played a principal role in starting and building a number of medical diagnostic companies including that of founder, chairman, chief executive officer, and chief financial officer of DIANON Systems Inc., a publicly traded oncology diagnostics company that was a pioneer in marketing new diagnostic technologies as a service rather than a product offering. He also served as chairman and chief financial officer of Lifecodes Corporation, a pioneer in DNA testing technology; chief financial officer and director of Matritech Inc., a publicly traded biotechnology company specializing in proteomic diagnostic products for the early detection of a variety of cancers; and as chief financial officer of Critical Diagnostics, Inc., a company specializing in developing new diagnostic tests for cardiology. He has also served as a director of North American Scientific Inc., a publicly held developer and marketer of radiation therapy products and systems for treating breast and prostate cancer, from 2005 to 2009; as a director of Ethan Allen Interiors Inc., an international manufacturer and retailer of fine home furnishings, from 2003 to 2009; and as chairman of multiple privately-held diagnostic companies. Mr. Sandberg earned his bachelor’s degree in Business from Northwestern University and his Master of Business Administration from Harvard Business School. Based on his extensive experience as a senior executive and director of numerous public and private companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Sandberg is qualified to serve on our Board of Directors.

Andrew Scott Walton, 51, is a Director, having been elected in 2015. He has been the chief executive officer of Inform Diagnostics (formerly known as Miraca Life Sciences), the largest independent anatomic pathology provider in the United States, since November 2017. From 2012 to 2017, Mr. Walton served as president and chief executive officer of Ameritox, a company that offers laboratory testing and practice management tools to help clinicians coordinate and optimize the care of chronic pain and behavioral health patients. Prior to joining Ameritox, from 2005 to 2012, he held senior leadership positions within Laboratory Corporation of America, most recently serving as executive vice president of the esoteric testing businesses, and as a member of LabCorp’s five person executive committee. Prior to this, Mr. Walton led LabCorp’s strategic planning and merger & acquisition activities, and also served as the company’s chief information officer. Earlier in his career, he held management consultant positions with PricewaterhouseCoopers, KPMG and Ernst & Young where he focused on the healthcare market. Mr. Walton earned his bachelor’s degree from Yale University and his Master of Business Administration from Harvard Business School. Based on his extensive experience as a senior executive at companies in the healthcare sector, the Nominating Committee of our Board of Directors concluded that Mr. Walton is qualified to serve on our Board of Directors.

Peter Wrighton-Smith, 43, is our Chief Executive Officer and a Director. He has held both positions since founding Oxford Immunotec in 2002. Before founding Oxford Immunotec, Dr. Wrighton-Smith held senior positions with PowderJect Pharmaceuticals PLC, as director of strategic development, and managing director of PowderJect Diagnostics Ltd., a subsidiary of PowderJect engaged in the development of cellular immune-based diagnostics. He earned his master’s degree in Engineering, Economics and Management, and his doctorate in Medical Engineering from Oxford University. Based on his extensive experience as our Chief Executive Officer, the Nominating Committee of our Board of Directors concluded that Dr. Wrighton-Smith is qualified to serve on our Board of Directors.

Corporate Governance

Structure of our Board of Directors

The leadership structure of our current Board of Directors separates the positions of CEO and Chairman of the Board. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. The Board of Directors consists of a majority of independent directors. The Board believes this independence is appropriate for the Company for it allows for sufficient independent oversight of management.

Independence of our Board of Directors

Our Board of Directors has determined that all of our directors, other than Dr. Wrighton-Smith, qualify as “independent” directors in accordance with the independence requirements under the applicable listing standards of The NASDAQ Global Market, as well as applicable rules promulgated by the SEC. Dr. Wrighton-Smith is not considered independent because he is an employee of the Company

Our Board of Directors has determined that, for each independent director, no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Additionally, there are no family relationships among any of our directors or executive officers.

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Nominating Committee, Audit Committee and Remuneration Committee of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent.

Committees of our Board of Directors

Our Board of Directors presently has four standing committees: the Audit Committee; the Nominating Committee, the Remuneration Committee; and the Corporate Governance and Compliance Committee. The charters for each of these committees can be found in the Corporate Governance section on our website at http://investor.oxfordimmunotec.com.

Audit Committee

Our Audit Committee is currently composed of Messrs. Klausner, Rosenman, Sandberg, Spotts, and Walton with Mr. Rosenman serving as chair of the committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The NASDAQ Global Market. Our Board of Directors has determined that Mr. Rosenman is an “audit committee financial expert” within the meaning of SEC regulations and the applicable listing standards of The NASDAQ Global Market. The Audit Committee held five meetings during 2017. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our Board of Directors for approval.

Remuneration Committee

Our Remuneration Committee is currently composed of Messrs. Tobin, Andrews, Balthrop and Rosenman with Mr. Tobin serving as chair of the committee. Our Board of Directors has determined that each member of the Remuneration Committee is “independent” as defined under the applicable listing standards of The NASDAQ Global Market. The Remuneration Committee held six meetings during 2017. The Remuneration Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Remuneration Committee;

•	producing a Remuneration Committee report on executive compensation as required by the rules of the SEC to be included in our annual proxy statement;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the applicable listing standards of The NASDAQ Global Market; and

•	reviewing and making recommendations to our Board of Directors with respect to director compensation.

Our Board of Directors has delegated to the Remuneration Committee the authority to determine the remuneration for our executive officers. Non-executive director remuneration is recommended by our Remuneration Committee to the Board of Directors for approval. Our executive officers participate in general discussions with our Remuneration Committee and Board of Directors about these remuneration matters but they do not participate in discussions during which their individual remuneration is being considered and approved.

Our Remuneration Committee has retained Radford, an Aon Hewitt company, an executive compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, provide the committee with advice and recommendations regarding material executive remuneration decisions, and review remuneration proposals of management. After review and consultation with Radford, the Remuneration Committee determined that Radford is independent and that there is no conflict of interest resulting from retaining Radford currently or in 2018. In reaching these conclusions, our Remuneration Committee considered the factors set forth in the SEC rules and the applicable listing standards of The NASDAQ Global Market.

None of the members of our Remuneration Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Remuneration Committee or the Remuneration Committee of any entity that has one or more executive officers serving on our Board of Directors. For a description of transactions between us and members of our Remuneration Committee and affiliates of such members, please see “Transactions with Related Persons.”

Corporate Governance and Compliance Committee

Our Corporate Governance and Compliance Committee is currently composed of Ms. Randall and Messrs. Balthrop, Spotts, Tobin, and Walton, with Ms. Randall serving as chair of the Committee. The Corporate Governance and Compliance Committee has responsibility for the oversight and administration of the Company’s corporate governance guidelines, including those guidelines related to the structure and organization of our Board of Directors. The Committee also oversees the Company’s adherence to its Code of Business Conduct and Ethics, including the Corporate Compliance Program. The committee held three meetings during 2017.

Nominating Committee

The Nominating Committee (the “Nominating Committee”) is comprised of Messrs. Andrews, Balthrop, Klausner, Rosenman, Sandberg, Spotts, Tobin and Walton, with Mr. Balthrop serving as chair of the committee. The committee was formed in February 2017 and has primary responsibility for identifying and nominating suitable candidates for election to the Board of Directors and for succession planning. Prior to establishment of the Nominating Committee, responsibility for identifying and nominating candidates for election to the Board of Directors was with the independent members of the Board of Directors.

Board Oversight of Risk Management

Our management is primarily responsible for assessing and managing risk, while our Board of Directors is responsible for overseeing management’s execution of its responsibilities. The leadership structure of the Board of Directors separates the positions of CEO and Chairman of the Board, which is believed to be appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives.

Our Board of Directors is supported by its committees in fulfillment of this responsibility. For example, our Audit Committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. Our Remuneration Committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Our Nominating Committee recommends and nominates suitable candidates for director and oversees management’s succession planning. Our Corporate Governance and Compliance Committee ensures that our governance policies and procedures are appropriate.

Director Nomination Process

Currently, the Nominating Committee of the Board of Directors reviews and identifies possible candidates for the Board of Directors, approving for appointment such candidates as appropriate in light of the Board of Directors Membership Criteria (the “Criteria”). These Criteria are posted in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com as part of the Corporate Governance Guidelines. These Criteria describe specific traits, abilities and experience that the Board of Directors looks for in determining candidates for election to the Board of Directors, which include, among others:

•	the highest personal and professional ethics, integrity and values;
•	commitment to representing the long-term interests of the Company’s shareholders;
•	independence under the standards promulgated by The NASDAQ Global Market; and
•

ability to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on our behalf, including attending all Board of Directors and applicable committee meetings.

Although we do not have a standalone diversity policy, diversity is among the critical factors that the Board of Directors considers when evaluating its composition. It is the policy of the Nominating Committee that the composition of the Board of Directors reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, corporate governance, and diagnostics and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. The Nominating Committee believes that the current members of the Board of Directors and nominees to the Board of Directors reflect an appropriate diversity of gender, age, race, geographical background and experience but are committed to continuing to consider diversity issues in evaluating the composition of the Board of Directors.

The Board of Directors’ policy does not contemplate any disparate treatment of management nominees versus those put forth by our shareholders.

Shareholder Recommendations and Nominees

It is the policy of our Board of Directors that the Nominating Committee of our Board of Directors consider both recommendations and nominations for candidates to the Board from shareholders so long as such recommendations and nominations comply with our Articles of Association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by writing to our Company Secretary at the address below and providing evidence of the shareholder’s ownership of our ordinary shares, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and the Company within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating Committee of the Board of Directors. Shareholders who desire to nominate persons directly for election to the Board of Directors at an annual general meeting of shareholders must meet the deadlines and other requirements set forth under “Additional Information –Shareholder Proposals for 2018 Annual General Meeting.” Any vacancies on the Board of Directors occurring between our annual general meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the Board of Directors at:

c/o Elizabeth Keiley

Senior Vice President, General Counsel & Company Secretary

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. The code of business conduct is available in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com. We expect that any amendments to the code or any waivers of its requirements will be disclosed on our website.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that apply to our Board of Directors and its members. The corporate governance guidelines are available in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com. We expect that any amendments to our corporate governance guidelines or any waivers of its requirements will be disclosed on our website.

Shareholder Communication with the Board of Directors

It is the policy of our Board of Directors to allow shareholders to communicate with its members. Communications may be addressed to the entire Board of Directors, to the non-management directors as a group, or to any individual director. All such communications will be initially received and processed by the office of our Company Secretary. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the Board of Directors, provided that such information will be made available to a director upon request. To contact members of the Board of Directors, a shareholder should send a letter to the following address:

c/o Elizabeth Keiley

Senior Vice President, General Counsel & Company Secretary

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

DIRECTOR REMUNERATION AND ATTENDANCE

In October 2013, our Board of Directors adopted a non-executive directors’ remuneration policy (“directors’ remuneration policy”), which was amended in June 2017, for our non-executive directors who are unaffiliated (“unaffiliated directors”) with a shareholder of our Company that holds 5% or more of our outstanding shares (“significant investors”). For purposes of the directors’ remuneration policy, a director is considered affiliated with a significant investor if, at the time of the initial election or appointment or at any time during service as a director, he or she is or becomes an employee, officer, director, manager, managing member or general partner of a significant investor, or an employee, officer, director, manager, managing member or general partner of an entity that is an affiliate of a significant investor.

Affiliated directors do not receive director compensation. We presently have no affiliated directors. In addition, we do not pay director compensation to Dr. Wrighton-Smith because he is compensated as our employee.

We have nine unaffiliated directors eligible for compensation under the directors’ remuneration policy: Mr. Sandberg, who serves as Chairman of our Board of Directors, Messrs. Andrews, Balthrop, Klausner, Rosenman, Spotts, Tobin and Walton and Ms. Randall. We reimburse all directors for out-of-pocket costs incurred in their performance of service as directors in accordance with our standard expense reimbursement policies and procedures.

Under our directors’ remuneration policy in effect in 2017, unaffiliated directors earned the following cash compensation:

Position	Cash Compensation
Board of Directors	$35,000
Chairman (additional retainer)	$65,000
Audit Committee Chairs (additional retainer)	$18,000
Remuneration Committee Chairs (additional retainer)	$15,000
Corporate Governance and Compliance and Nominating Committee Chair (additional retainer)	$10,000
Audit Committee member/non-Chair (additional retainer)	$7,500
Remuneration Committee member/non-Chair (additional retainer)	$6,250
Corporate Governance and Compliance Committee Member/non-Chair (additional retainer)	$5,000

Unaffiliated directors may also receive equity compensation in the form of share options under our 2013 Incentive Share Option Plan. Equity compensation for unaffiliated directors is divided into two components: (1) an initial option award granted upon first appointment or election to our Board of Directors and covering 14,914 of our ordinary shares, with the right to exercise vesting in three equal installments on the date of the three succeeding annual general meeting of shareholders and (2) an annual option award granted to each newly appointed or elected member of our Board of Directors upon the date of first appointment or election and to each continuing member of our Board of Directors on the day of the annual general meeting of shareholders. The annual option award covers 7,457 of our ordinary shares; provided, however, if initial appointment or election is not at an annual general meeting of shareholders and is made less than six months before such meeting will be held, the award will cover 3,728 of our ordinary shares. The exercise price of all options granted to unaffiliated directors will be the fair market value of the shares at the close of trading on the date of grant.

In 2017, our Board of Directors met six times and all of our then current directors attended a minimum of 90% of the meetings of our Board of Directors and its committees during 2017. Our directors are strongly encouraged to attend our annual general meeting of shareholders.

In 2017, our unaffiliated directors received the compensation shown below, plus reimbursement for reasonable travel expenses.

Director Compensation for Fiscal Year 2017

Name	Fees Earned in Cash ($)	Option Awards ($)(1)	Total ($)
Ronald A. Andrews, Jr.	41,250	43,966(2)	85,216
Patrick Balthrop, Sr.	55,167	43,966(2)	99,133
Patricia Randall	45,000	43,966(2)	88,966
Herm Rosenman	58,925	43,966(2)	102,891
Richard A. Sandberg	100,000	43,966(2)	143,966
Stephen L. Spotts	47,500	43,966(2)	91,466
James R. Tobin	55,000	43,966(2)	98,966
A. Scott Walton	47,500	43,966(2)	91,466

(1)

Amounts shown reflect the grant date fair value of options awarded in 2017 determined in accordance with FASB Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Share option and equity incentive plans,” to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017, (“2017 Form 10-K”).

(2)	Each non-executive director received the annual option award on June 6, 2017, which was the day of the 2017 annual general meeting of shareholders.

Deeds of Indemnification

We have entered into deeds of indemnification with each of our directors and executive officers. Pursuant to these agreements, we agree to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

Non-Executive Director Appointment Letters

We have entered into letters of appointment with each of our non-executive directors. These letters set forth the main terms on which each of our non-executive directors serve on our Board of Directors. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination and approval by the Nominating Committee of the Board of Directors, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

EXECUTIVE OFFICERS OF THE COMPANY

Below is a list of our executive officers as of the date of this proxy statement. There are no family relationships between any of our executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected. Information with respect to the directors and director nominees of the Company, including information for Dr. Peter Wrighton-Smith, is included under the caption Board of Directors and Corporate Governance.

Name	Age	Position

Peter Wrighton-Smith, Ph.D.	43	Chief Executive Officer and Class III Director

Richard M. Altieri	58	Chief Financial Officer

Stefan Linn	53	Chief Operating Officer

Richard Wenstrup	66	Chief Medical Officer

Elizabeth M. Keiley	52	Senior Vice President, General Counsel

Peter Wrighton-Smith, Chief Executive Officer

For biographical information regarding Dr. Wrighton-Smith, refer to the discussion under “Board of Directors and Corporate Governance”.

Richard M. Altieri, Chief Financial Officer

Mr. Altieri is our Chief Financial Officer, a position he has held since joining us in January 2012. Before joining the Company, from July 2007 through December 2011, Mr. Altieri was vice president and chief financial officer of Salient Surgical Technologies, Inc., which was acquired by Medtronic, a medical technology company that developed and marketed surgical advanced energy products. From 2004 to 2007, Mr. Altieri was senior vice president of finance and chief financial officer of Straumann USA, a global leader in the field of implant dentistry and dental tissue regeneration. Earlier in his career, beginning in 1992, Mr. Altieri was vice president and chief financial officer of Mitek Surgical Products, Inc., which was acquired by Johnson & Johnson in 1995. Following the acquisition, Mr. Altieri continued to oversee the financial operations of DePuy Mitek as vice president – finance through 2004. Mr. Altieri earned his bachelor’s degree in Accounting from Northeastern University and his master’s degree in Business Administration from Babson College.

Stefan Linn, Chief Operating Officer

Mr. Linn is our Chief Operating Officer, a position he has held since joining our company in August 2017. Before joining Oxford Immunotec, Mr. Linn served as a senior vice president for IMS Health Holdings, Inc. from 2010 to 2016.  Before joining IMS Health, Mr. Linn was a director at TPG Capital, from 2008 to 2010, where he worked with healthcare and consumer portfolio companies to drive operating improvements.  Prior to joining TPG Capital, Mr. Linn was a senior vice president at McKesson Corporation where he was responsible for marketing strategy, product development and customer programs.  While with McKesson, Mr. Linn served as President of Health Mart, its franchise pharmacy business, and oversaw McKesson’s consumer products division, packaging business RxPack, and the McKesson Patient Relationship Solutions division. Earlier in his career, Mr. Linn was a vice president at Merck-Medco Managed Care, LLC and worked for McKinsey & Company.  Mr. Linn earned his bachelor’s degree in Economics from the University of Dallas and his Master of Business Administration from the University of California at Berkeley.

Richard Wenstrup, M.D., Chief Medical Officer

Dr. Wenstrup is our Chief Medical Officer, a position he has held since joining our company in July 2017. Before joining Oxford Immunotec, Dr. Wenstrup spent over a decade at Myriad Genetics, Inc., where he served as executive vice president and chief medical officer from 2015 through July 2017, and chief medical officer, Myriad Genetic Laboratories, Inc., from 2006 through 2015. In addition to building and leading Myriad's clinical and medical affairs teams, Dr. Wenstrup was actively involved in the company's product development, M&A, and in-licensing activities. Prior to joining Myriad Genetics, Dr. Wenstrup served as a tenured professor of pediatrics (human genetics) at Cincinnati Children's Hospital Medical Center and as a tenured professor of biomedical engineering at the University of Cincinnati. He was also the founding director of the Molecular Diagnostics Laboratory at Cincinnati Children's Hospital and co-founder of Assurex Health, Inc., now a subsidiary of Myriad Genetics, Inc. Dr. Wenstrup earned his medical degree from the University of Cincinnati College of Medicine and completed a pediatrics residency at the University of Minnesota Hospital and a fellowship in medical genetics at the University of Washington.

Elizabeth M. Keiley, Senior Vice President and General Counsel

Ms. Keiley is our Senior Vice President, General Counsel, having been promoted in March 2017. From January 2015 to March 2017, she held the position of Vice President, General Counsel. In this role, Ms. Keiley has had responsibility for all of our legal affairs. She joined us in September 2012 and served as Associate General Counsel until her promotion in January 2015 to Vice President, General Counsel. Before joining us, from July 2008 to March 2012, Ms. Keiley was Assistant General Counsel, Americas of Zimmer, Inc., a subsidiary of Zimmer Holdings, Inc., the world’s largest pure-play orthopedic device manufacturer. Before working at Zimmer, Ms. Keiley was a trial lawyer and partner with Wildman, Harrold, Allen & Dixon in Chicago, Illinois where she represented clients in a wide variety of commercial disputes and transactions. Ms. Keiley earned her bachelor’s degree in Psychology/Philosophy from Boston College and her juris doctor from Loyola University School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, as well as our Chief Commercial Officer and Chief Financial Officer, who were the next two most highly compensated executive officers in 2017.

Name and principal position held at the end of Fiscal 2017	Year	Salary	Stock awards (1)		Option awards (1)	Non-equity incentive plan compensation (2)	All other compensation		Total ($)
Peter Wrighton-Smith(3)	2017	$404,817	$312,836	(4)	$641,877	$206,748	$18,372	(5)	$1,584,650
Chief Executive Officer		£300,000				£153,216	£13,973	(6)
	2016	$370,383	$316,000	(7)	$594,446	$295,603	$20,004	(8)	$1,596,436
		£300,000				£239,430	£16,203	(9)
Jeff R. Schroeder	2017	$355,724	$117,950	(10)	$241,999	$104,200	$10,225	(11)	$830,098
Chief Commercial Officer	2016	$347,000	$127,247	(12)	$235,353	$217,569	$4,772	(11)	$931,941
Richard M. Altieri	2017	$315,000	$115,439	(13)	$236,846	$94,300	$9,086	(11)	$770,671
Chief Financial Officer	2016	$300,000	$100,007	(14)	$184,961	$217,170	$4,500	(11)	$806,638
(1)

Amounts shown reflect the grant date fair value of options, restricted shares and restricted share units awarded in 2017 and 2016, as applicable, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Share option and equity incentive plans,” to our audited consolidated financial statements included in our 2016 Form 10-K.

(2)

2017 figures include amounts paid in March 2018 under our annual cash bonus program and earned with respect to 2017 performance. 2016 figures include amounts paid in March 2017 under our annual cash bonus program and earned with respect to 2016 performance. See “—2017 incentive compensation” below for more information on these payments.

(3)

Except for the equity awards made to Dr. Wrighton-Smith since becoming a publicly traded company, compensation paid to Dr. Wrighton-Smith is denominated in Pounds Sterling. This table shows cash compensation in both Pounds Sterling and U.S. Dollars. 2017 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2017 (£1/$1.349390). 2016 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of December 31, 2016 (£1/$1.23461).

(4)

Amount reflects 23,173 restricted share units awarded in 2017, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

(5)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $13,480 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of $4,892.

(6)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of £9,990 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of £3,625.

(7)

Amount reflects 30,950 restricted share units awarded in 2016, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

(8)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $15,538 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of $4,466.

(9)

Amount represents a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of £12,585 and benefits payable under other Company benefit plans available to all employees in the aggregate amount of $3,618.

(10)

Amount reflects 8,737 restricted share units granted in 2017, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

(11)	Amount represents a Company match under the Company’s 401(k) Plan.
(12)

Amount reflects 12,463 restricted share units granted in 2016, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

(13) Amount reflects 8,551 restricted share units granted in 2017, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

(14) Amount reflects 9,795 restricted share units granted in 2016, the restrictions of which lapse over four years, with 40% lapsing on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant.

Peer Group

When setting executive compensation, the Remuneration Committee considers relevant market pay practices to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation of a peer group of publicly-traded companies (the “Peer Group”). In 2017, we focused on companies offering comparable services and products, of a comparable size with respect to revenue, market capitalization and employees.

For purposes of setting executive compensation for 2017, our Peer Group consisted of the following companies:

Company	Symbol	# of Employee	Revenue ($M)	Net Income ($M)	Market Value ($M)
AtriCure	ATRC	430	142.5	-35.0	626.1
BioLase Technology	BIOL	200	50.4	-15.6	118.4
Cerus	CERS	176	34.6	-65.5	547.5
ConforMIS	CFMS	380	72.1	-61.2	385.1
Cutera	CUTR	262	103.0	-2.2	216.5
Derma Sciences	DSCI	260	84.9	-18.0	130.3
Entellus Medical	ENTL	243	68.5	-23.0	353.2
GenMark Diagnostics	GNMK	233	45.2	-46.0	540.8
Invuity	IVTY	148	26.5	-41.4	112.8
LeMaitre Vascular	LMAT	339	81.8	9.4	438.6
NanoString	NSTG	307	75.3	-43.7	467.4
NeoGenomics	NEO	850	175.2	-1.0	724.8
OraSure Technologies	OSUR	326	122.7	12.4	487.5
Pacific Biosciences	PACB	394	90.1	-37.4	653.0
Rockwell Medical	RMTI	300	55.6	-18.4	346.5
STAAR Surgical	STAA	360	79.9	-12.8	444.9
SurModics	SRDX	168	70.6	8.7	327.0
Tandem Diabetes	TNDM	482	87.9	-70.5	71.7
Utah Medical Products	UTMD	169	40.2	12.7	256.5
Vascular Solutions	VASC	568	154.8	9.7	962.7
Veracyte	VCYT	192	54.6	-38.3	247.7

2017 Incentive Compensation

In 2017, our management incentive compensation plan provided our named executive officers with an annual cash incentive compensation opportunity. For all executive officers, except our chief executive officer, the annual cash incentive compensation opportunity was equal to 50% of the executive officer’s base salary. For our chief executive officer, the annual cash incentive compensation opportunity was equal to 70% of his base salary. In the case of each executive officer, the annual cash incentive compensation opportunity was subject to our achievement of corporate performance goals established by the Remuneration Committee at the beginning of the fiscal year, and the achievement of qualitative and quantitative individual performance goals established at the beginning of the fiscal year by our Remuneration Committee for Dr. Wrighton-Smith and by Dr. Wrighton-Smith for the other executive officers. The Remuneration Committee annually establishes the weightings to be given to corporate versus individual goals.

For 2017, our corporate goals included the achievement of certain revenue levels for the United States and outside the United States, gross margin targets and product development milestones. For 2017, our corporate goals were achieved at 67.8%. The following was our determination of individual goal attainment in 2017: Dr. Wrighton-Smith, 85%; Mr. Schroeder, 86%; and Mr. Altieri, 87.5%. Actual bonus awards are based on a weighted combination of corporate performance and individual goal attainment. The corporate and individual goals include milestones related to pipeline development, business development, financial performance, and other group-based and/or individual objectives. The precise objectives for each executive officer are considered commercially sensitive and, therefore, not disclosed in detail.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2017. All options are options to purchase ordinary shares.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (1)	Number of securities underlying unexercised options unexercisable (2)	Option exercise price (3)	Option expiration date	Number of shares or units of stock that have not vested (4)		Market value of shares or units of stock that have not vested (5)
Peter Wrighton-Smith
2/24/2017	0	105,255	$13.50	2/24/2027
2/24/2017					23,173	(6)	$323,727
3/4/2016	32,239	96,720	$10.21	3/4/2026
3/4/2016					30,950	(7)	$432,372
6/19/2015	20,965	20,966	$14.12	6/19/2025
6/19/2015					13,240	(8)	$184,963
1/16/2015	37,481	13,922	$14.57	1/16/2025
3/3/2014	73,867	1,573	$22.99	1/1/2024
3/3/2014					22,632	(9)	$316,169
11/7/2012	94,273	0	$0.81	12/31/2022
Jeff R. Schroeder
2/24/2017	0	39,683	$13.50	2/24/2027
2/24/2017					8,737	(6)	$122,056
3/4/2016	12,982	38,949	$10.21	3/4/2026
3/4/2016					12,463	(7)	$174,108
6/19/2015	7,869	7,871	$14.12	6/19/2025
6/19/2015					4,859	(8)	$67,880
1/16/2015	13,498	5,015	$14.57	1/16/2025
3/3/2014	35,758	762	$22.99	1/1/2024
3/3/2014					10,956	(9)	$153,055
11/7/2012	66,947	0	$0.81	12/31/2022
2/29/2012	12,485	0	$0.18	12/31/2021
2/18/2010	51,000	0	$0.09	3/31/2020
Richard M. Altieri
2/24/2017	0	38,838	$13.50	2/24/2027
2/24/2017					8,551	(6)	$119,457
3/4/2016	10,202	30,610	$10.21	3/4/2026
3/4/2016					9,795	(7)	$136,836
6/19/2015	6,144	6,144	$14.12	6/19/2025
6/19/2015					4,119	(8)	$57,542
1/16/2015	12,211	4,536	$14.57	1/16/2025
3/3/2014	28,121	599	$22.99	1/1/2024
3/3/2014					8,616	(9)	$120,366
11/7/2012	62,356	0	$0.81	12/31/2022
2/3/2012	152,330	0	$0.18	3/31/2022

(1)

The amounts recorded include only option awards made pursuant to the Company’s share incentive plans and do not include restricted share awards or restricted share units. Restricted share awards and restricted share units are separately reported in this table.

(2)

Unless otherwise noted, option awards granted before June 15, 2015 vest in 48 equal monthly installments after the vesting start date and are subject to continued service. Option awards granted after June 15, 2015 vest annually over four years on the anniversary of the vesting start date.

(3)

The exercise price of the options is not less than the fair market value of our ordinary shares. For options issued prior to our initial public offering in November 2013, fair market value of our ordinary shares was determined by our Board of Directors using an independent third-party valuation. For options issued since our initial public offering in November 2013, fair market value of our ordinary shares is the closing price of the Company shares on the date of grant.

(4)

The restrictions applicable to the restricted share awards and restricted share units granted to our senior executives generally lapse over four years as follows: 40% on the two-year anniversary of date of grant, 30% on the third anniversary of date of grant and 30% on the fourth anniversary of date of grant. All restricted share awards reported were granted on March 3, 2014. All restricted share units reported were granted on June 19, 2015, March 4, 2016 and February 24, 2017.

(5)

The market value of the shares that have not vested was determined by multiplying the number of shares or units that have not vested by the closing price of the Company’s stock on the last day of the completed fiscal year reported.

(6)	The amount reflects the number of restricted share units awarded in 2017.
(7)	The amount reflects the number of restricted share units awarded in 2016.
(8)	The amount reflects the number of restricted share units awarded in 2015.
(9)	The amount reflects the number of restricted share awards granted in 2014.

Agreements with our named executive officers

Peter Wrighton-Smith, Ph.D.

We entered into a service agreement with Dr. Wrighton-Smith dated October 21, 2002 that, together with amendments dated October 17, 2007 and November 8, 2013, sets forth the terms and conditions under which Dr. Wrighton-Smith serves as our Chief Executive Officer. The agreement has no specific term. Dr. Wrighton-Smith’s current annual base salary is £300,000, or approximately $404,817.

Dr. Wrighton-Smith’s option awards reflected in the table above include a “double trigger” to accelerated vesting upon a change in control. Under the terms of the option agreements, the unvested portions of the awards will automatically vest if (i) within one year of a change in control the Company terminates Dr. Wrighton-Smith’s employment other than for cause or (ii) Dr. Wrighton-Smith terminates employment for a good reason. If the event constituting good reason is the change in composition of the Company’s Board of Directors, accelerated vesting will apply only if the change in Board of Directors composition occurs after the one year anniversary but prior to the third anniversary of the change in control. For purposes of these option awards, a change in control event will be deemed to occur upon the purchase of substantially all of our outstanding shares by, or the sale of substantially all of our assets to, a third party. Both we and Dr. Wrighton-Smith must give a minimum of 12 months’ prior notice to terminate his employment, other than for cause (as defined in his service agreement). We have the right to place Dr. Wrighton-Smith on paid leave rather than allowing him to continue to provide services during this notice period. If we elect to place him on leave, the period of leave would be counted as part of the post-employment non-competition period. Dr. Wrighton-Smith is obligated to refrain from competition with us for 12 months after his termination, unless that period is shortened by a period of leave.

Although not specified in his service agreement, as discussed above, Dr. Wrighton-Smith is eligible for an annual cash incentive opportunity equal to a percentage of his base salary determined by the Remuneration Committee, subject to achievement of corporate and individual performance goals established by the Remuneration Committee at the beginning of each fiscal year. For 2017, the annual cash incentive opportunity was equal to 70% of Dr. Wrighton-Smith’s base salary.

Jeff R. Schroeder

We entered into an amended and restated employment agreement with Mr. Schroeder dated October 1, 2013 that sets forth the terms and conditions of Mr. Schroeder’s employment as our Chief Commercial Officer. The agreement has no specific term and establishes an at-will employment relationship. Mr. Schroeder’s current annual base salary is $357,400.

Mr. Schroeder’s option awards option awards reflected in the table above include a “double trigger” to accelerated vesting upon a change in control. Under the terms of the option agreements, the unvested portions of the awards will automatically vest if (i) within one year of a change in control the Company terminates Mr. Schroeder’s employment other than for cause or (ii) Mr. Schroeder terminates employment for a good reason. We may terminate Mr. Schroeder’s employment with or without cause and without notice, but Mr. Schroeder is required to provide at least one month’s advance notice to us if he is terminating his employment. If we terminate Mr. Schroeder’s employment other than for cause (as defined in his employment agreement) or Mr. Schroeder terminates his employment for good reason (as defined in his employment agreement), he will be entitled to receive, subject to certain conditions, severance equal to nine months of his then current base salary, payable as salary continuation. The severance amount will be reduced by any other compensation Mr. Schroeder earns from employment or self-employment during the severance period. Mr. Schroeder’s right to receive any severance payment is conditioned on, among other things, providing us with a signed release, complying with all post-employment obligations and restrictions, including non-competition restrictions, and diligently pursuing alternate employment. Mr. Schroeder is obligated to refrain from engaging in competition with us for a period of one year after any termination.

Although not specified in his employment agreement, as discussed above, Mr. Schroeder is eligible for an annual cash incentive opportunity equal to 50% of his base salary, subject to achievement of corporate performance goals established by the Remuneration Committee as well as individual performance goals established by Dr. Wrighton-Smith at the beginning of each fiscal year.

Richard M. Altieri

We entered into an amended and restated employment agreement with Mr. Altieri dated October 1, 2013 that sets forth the terms and conditions under which Mr. Altieri serves as our Chief Financial Officer. The agreement has no specific term and establishes an at-will employment. Mr. Altieri’s current annual base salary is $318,000.

Mr. Altieri’s option awards option awards reflected in the table above include a “double trigger” to accelerated vesting upon a change in control. Under the terms of the option agreements, the unvested portions of the awards will automatically vest if (i) within one year of a change in control the Company terminates Mr. Altieri’s employment other than for cause or (ii) Mr. Altieri terminates employment for a good reason.

We may terminate Mr. Altieri’s employment with or without cause and without notice, but Mr. Altieri is required to provide at least one month’s advance notice to us if he is terminating his employment. If we terminate Mr. Altieri’s employment other than for cause (as defined in his employment agreement), or Mr. Altieri terminates his employment for good reason (as defined in his employment agreement), he will be entitled to receive, subject to certain conditions, severance equal to nine months of his then current base salary, payable as salary continuation. The severance amount will be reduced by any other compensation Mr. Altieri earns from employment or self-employment during the severance period. Mr. Altieri’s right to receive any severance payment is conditioned on, among other things, providing us with a signed release, complying with all post-employment obligations and restrictions, including non-competition restrictions, and diligently pursuing alternate employment. Mr. Altieri is obligated to refrain from engaging in competition with us for a period of one year after any termination.

Although not specified in his employment agreement, as discussed above, Mr. Altieri is eligible for an annual cash incentive opportunity equal to 50% of his base salary, subject to achievement of corporate performance goals established by the Remuneration Committee as well as individual performance goals established by Dr. Wrighton-Smith at the beginning of each fiscal year.

Retirement Plans

401(k) Plan

We maintain a tax-qualified retirement plan for our U.S.-based employees that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We make matching contributions into the 401(k) plan up to a maximum match of 3%, however the Company match does not vest until an employee has two years of service. Participants have the ability to contribute pre-tax and/or Roth contributions to the plan. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

U.K. Defined Contribution Plan

The Company will auto-enrol an employee into the Company pension plan, in accordance with its pensions auto-enrolment obligations. All UK-based Company employees are eligible to join the contributory pension scheme immediately upon completion of the appropriate paperwork. Full details of the plan will be given to an employee once enrolled. The Company will contribute the lesser of either, a sum equal to 5% of the employee’s annual salary or £10,000 into the Group Personal Pension Plan each year.  The employee may elect to make additional contributions these payments which may be subject to the upper limit set by HMRC on the amount of tax-relieved contributions.

The employee has the right to opt out if the employee does not want to be a member of the plan. Membership is subject always to applicable plan rules as amended from time to time.  In addition, the Company may replace the current pension provider, and plan, with another pension plan at any time. HMRC may revise the tax-relief thresholds on an annual basis, the Company may vary the employer contribution to ensure compliance with HMRC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of ordinary shares as of April 16, 2018 by:

●	Each beneficial owner of more than 5% of our ordinary shares;

●	Each current director or nominee;

●	Each named executive officer included in the 2017 Summary Compensation Table; and

●	All of our directors and executive officers as a group.

As of April 16, 2018, 25,875,358 ordinary shares were outstanding. The number of ordinary shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information contained in the following table does not necessarily indicate beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants, other convertible securities or rights held by that person that are currently exercisable or will become exercisable on or before June 15, 2018 (60 days after April 16, 2018), are deemed to be beneficially owned by such person and included in the outstanding shares used to calculate their beneficial ownership. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below, the address for each beneficial owner in the table below is c/o Oxford Immunotec Global PLC, 94C Innovation Drive, Milton Park, Abingdon, OX14 4RZ, United Kingdom, and each individual beneficial owner has sole voting and dispositive power with respect to the shares shown below.

Oxford Immunotec Global PLC
Beneficial Ownership Table
As of April 16, 2018

	Amount and nature of beneficial ownership			Percent
Name and address of beneficial owner	Ordinary Shares	Options	Total	of Class of Total

5% shareholders:
Invesco (1)	3,092,671	-	3,092,671	11.95%
Polar Capital LLP (2)	2,465,022	-	2,465,022	9.53%
Redmile Group, LLC (3)	2,318,387	-	2,318,387	8.96%
Alyeska Investment Group, L.P. (4)	1,400,903	-	1,400,903	5.41%
Deerfield Management Company, L.P. (5)	1,309,632	-	1,309,632	5.06%
Named executive officers and directors:
Peter Wrighton-Smith, Ph.D. (6)	413,305	335,859	749,164	2.86%
Richard M. Altieri (7)	186,477	144,709	331,186	1.27%
Jeff R. Schroeder (8)	108,502	230,453	338,955	1.30%
Ronald A. Andrews, Jr.	-	24,856	24,856	0.10%
Patrick J. Balthrop, Sr.	-	21,127	21,127	0.08%
Mark Klausner	-	-	-	-
Patricia Randall (9)	8,650	74,600	83,250	0.32%
Herm Rosenman	-	44,742	44,742	0.17%
Richard A. Sandberg	15,000	27,021	42,021	0.16%
Steven L. Spotts	-	51,930	51,930	0.20%
James R. Tobin	-	37,285	37,285	0.14%
A. Scott Walton	-	24,856	24,856	0.10%

All executive officers and directors as a group (15 persons) (10)	743,079	1,035,898	1,778,977	6.61%

(1)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 12, 2018) by Invesco Ltd., or Invesco. As of December 31, 2017, Invesco had sole dispositive power and voting power over 3,092,671 shares. Invesco Asset Management Limited, a subsidiary of Invesco, is an investment adviser that holds these shares. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(2)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 14, 2018) by Polar Capital, LLP. As of December 31, 2017, Polar Capital had sole dispositive power and voting power over 2,465,022 shares. The address of Polar Capital LLP is 16 Palace Street, London, SW1E 5JD.

(3)

As reported on an Amended Schedule 13G/A (filed with the SEC on February 14, 2018) by Redmile Group LLC, or Redmile. Redmile serves as the general partner and/or investment manager to the limited partnerships and pooled investment vehicles that own the shares. Redmile, as the general partner and/or investment manager to the limited partnership(s), pooled investment vehicle(s), etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own securities owned by such investment limited partnership, pooled investment vehicle, etc. for the purposes of Rule 13d-3 of the Act, insofar as they may be deemed to have the power to direct the voting or disposition of the shares. As of December 31, 2017, Redmile and Mr. Green had shared dispositive power and voting power over 2,318,387 shares. Redmile and Mr. Green disclaim beneficial ownership of all shares held of record by Redmile in which they do not have an actual pecuniary interest. The address of Redmile is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA  94111.

(4)

As reported on Schedule 13G/A (filed with the SEC on February 14, 2018) by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC, and Anand Parekh. Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P., which is the investment advisor to Alyeska Fund GP, LLC and Alyeska Fund 2 GP, LLC. Each of the reporting persons has shared voting and dispositive power with respect to these shares. The address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(5)

As reported on Schedule 13G/A (filed with the SEC on February 1, 2018) by James E. Flynn, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Partners, L.P.  Deerfield Mgmt., L.P. serves as the general partner of Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Partners, L.P.  Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and James E. Flynn share voting and dispositive power over 1,309,632 shares. Deerfield Special Situations Fund, L.P. and Deerfield Partners, L.P. have voting and dispositive power over 865,632 and 444,000 shares, respectively. The shares directly held by Deerfield Special Situations Fund, L.P. and Deerfield Partners, L.P. are indirectly beneficially owned by Deerfield Mgmt, L.P., its general partner, and by Deerfield Management Company, L.P., its investment advisor. As the sole member of the respective general partners of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., James E. Flynn is the sole natural person possessing beneficial ownership over such shares directly held by Deerfield Special Situations Fund, L.P. and Deerfield Partners, L.P. The address of Deerfield Mgmt, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.

(6)	Includes 2,142 ordinary shares underlying options exercisable within 60 days.
(7)	Includes 699 ordinary shares underlying options exercisable within 60 days.
(8)	Includes 772 ordinary shares underlying options exercisable within 60 days.
(9)	All shares are held in the Patricia Randall Trust, of which Ms. Randall is the sole trustee and beneficiary.
(10)	Includes 3,988 ordinary shares underlying options exercisable and 2,700 Restricted Shares Units vesting within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of our directors, executive officers and any greater than 10 percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish us with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that our Section 16 officers and directors complied with all of their applicable Section 16(a) filing requirements. The sole exception to this was the Form 4s for Messrs. Wrighton-Smith, Edwardson, Altieri, Schroeder and Ms. Keiley were inadvertently filed in March 2017 outside of the timeframe prescribed by Section 16.

TRANSACTIONS WITH RELATED PERSONS

There were no transactions during 2017 in which we were a participant where the amount involved exceeded $120,000 and one or more of our executive officers, directors, director nominees or 5% shareholders, or their immediate family members had a direct or indirect material interest. We refer to these as “related person transactions.”

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy will require our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2017

Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2017. Our Audit Committee has also discussed with Ernst & Young LLP, our U.S. independent registered public accounting firm, the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees (AS16), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

Our Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and our Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company.

Based on our Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, our Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee of the Board of Directors Herm Rosenman, Chairman Richard A. Sandberg Stephen L. Spotts A. Scott Walton

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee approves Ernst & Young LLP’s and its affiliates’ audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that we expect to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, our Audit Committee approves the terms of the engagement letter to be entered into by us with the independent auditor. The Audit Committee has also delegated to its chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed our independent auditors and associated fees, provided that the chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to our full Audit Committee at its next regular meeting.

The table below sets forth the fees billed by to Ernst & Young LLP over the past two years in connection with its work for us, including our subsidiary, Oxford Immunotec Limited. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Ernst & Young LLP in 2016 and 2017 were as follows:

Fees(all USD)	2016	2017

Audit Fees(1)	693,943	944,719

Audit-related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total	693,943	944,719

(1) Fees billed for audit services in 2016 and 2017 consisted of audit of our annual financial statements, statutory audits and services related to SEC matters.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the Meeting.

ADDITIONAL INFORMATION

U.K. Statutory Annual Accounts and Reports of the Board of Directors and Auditors of Oxford Immunotec Global PLC for the period January 1, 2017 through December 31, 2017

Consistent with its obligations under the U.K. Companies Act 2006, our Board of Directors will present at the Meeting our U.K. statutory annual accounts and reports for the period January 1, 2017 through December 31, 2017. Accordingly, our Board of Directors will lay before the Company at the Meeting the Company’s U.K. statutory annual accounts and reports for the period January 1, 2017 through December 31, 2017, which have been approved by and, where appropriate, signed on behalf of our Board of Directors and will be delivered to the Registrar of Companies in the United Kingdom following the Meeting. Copies of our U.K. statutory directors’ remuneration report, including the annual report on remuneration, is included as Annex A to this proxy statement. A complete copy of our U.K. statutory annual accounts and reports, including the statutory Board of Directors report, strategic report, and auditor’s report on our U.K. accounts is attached hereto and incorporated herein. You will be provided an opportunity to raise questions in relation to such accounts and reports at the Meeting. Full accounts and reports will be available for inspection prior to and during the Meeting.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. The U.K. Companies Act 2006 generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Shareholder Proposals for 2019 Annual General Meeting

In order to be considered for inclusion in our proxy statement for our 2019 annual general meeting of shareholders, shareholder proposals must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ no later than 120 days before the anniversary of the date on which we sent our proxy materials for the Meeting, or January 10, 2019. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the Meeting, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials.

Shareholder proposals submitted for consideration at our 2019 annual general meeting of shareholders, but not submitted for inclusion in our proxy statement for our 2019 annual general meeting of shareholders, must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ no later than 45 days before the anniversary of the date of the Meeting, or May 5, 2019. However, if the date of the 2019 annual general meeting is changed by more than 30 calendar days from the date of the anniversary of the Meeting, the notice must be received by our Company Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2019 annual general meeting. If a shareholder does not timely provide notice as described above, proxies solicited on behalf of our management for the 2019 annual general meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the SEC.

Under section 338 of the U.K. Companies Act (2006), shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by the Company at the Office of the Company Secretary, 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RZ at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.

Householding Notice– Important Notice Regarding Delivery of Shareholder Documents

The SEC rules allow companies, subject to certain conditions, to send only one proxy statement and annual report to shareholders to two or more shareholders who share the same last name and address. This "householding" rule provides greater convenience for shareholders and cost savings for companies by reducing the number of duplicate documents that households receive.

If you are an Oxford Immunotec Global PLC shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate proxy statement and annual report to shareholders for each account, please contact our transfer agent, Computershare, PO Box 43001, Providence, RI 02940-3001 USA. You may also call Computershare as follows: within the United States, U.S. territories and Canada 855-895-7224; outside the United States, U.S. territories and Canada 732-491-0756.

If you do not contact us within 60 days of the date of this mailing, your consent to “householding” will be presumed and your household will receive only one proxy statement and annual report to shareholders until you, or other members of your household, revoke such consent. Please note that each shareholder will continue to receive a separate proxy card or other personalized information, which will allow each individual to vote independently. You may also receive a separate mailing if you hold additional shares in a brokerage account.

You may revoke your consent at any time by contacting our transfer agent, Computershare, using the same contact information as set forth above. Your request to begin receiving separate documents will begin 30 days after receiving such notice.

No action is required on your part to participate. This program not only allows us to reduce costs but also is more environmentally friendly by reducing the unnecessary use of materials.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Marlborough, Massachusetts:

Elizabeth Keiley

Senior Vice President, General Counsel & Company Secretary

Oxford Immunotec Global PLC

700 Nickerson Road, Suite 200

Marlborough, MA 01752

Annex A to Proxy Statement

Directors’ Remuneration Report

The information provided in this part of the Directors’ Remuneration Report is not subject to audit.

Remuneration Committee Chairman’s Annual Statement

Dear Shareholder:

On behalf of the Board of Directors of Oxford Immunotec Global PLC, I am pleased to present the Directors’ Remuneration Report. The Directors’ Remuneration Report is split into two sections:

●	Part I – the Annual Report on Remuneration
●	Part II – the new Directors’ Remuneration Policy.

Shareholders will be invited to approve the Annual Report on Remuneration (which will be a non-binding advisory vote) at the annual general meeting of shareholders to be held on 19 June 2018 (the “AGM”). Shareholders will also be invited to approve the new Directors’ Remuneration Policy (which will be a binding vote) at the AGM.

Period Covered by the Annual Report on Remuneration

The Annual Report on Remuneration that follows is for the full year period of 1 January 2017 through 31 December 2017.

The Remuneration Committee

The Remuneration Committee is responsible for reviewing and establishing our management remuneration policy and philosophy, including determining and approving the remuneration of the chief executive officer and other executives who comprise our senior management team. While the full Board of Directors sets director remuneration, the Remuneration Committee makes recommendations on such matters to the Board of Directors.

Philosophy

We seek to attract and retain outstanding employees, who have the potential to achieve consistently strong results for shareholders, and to attract and retain non-executive directors who can substantially contribute to our success as an innovative diagnostics company operating in a global environment. Given that most of our senior executives and most of our non-executive directors live and work in the United States, and the fact that we are listed on a U.S. stock exchange, we assess the competitiveness of our policies primarily against U.S. benchmarks and practices.

Business strategy during 2017

Our primary goals in 2017 were to grow revenues, improve gross margin and make significant progress in achieving our product development and quality objectives. In 2017, we completed integrating the Company’s acquisitions, increased revenues from the acquired products, and we also strengthened our balance sheet through the resolution of litigation and renegotiation of our royalty agreements.

As last year, the CEO did not receive any increase to his base salary. The significant reduction in the CEO’s bonus reflected primarily the weaker corporate performance versus the goals set at the beginning of the year.

/s/James R. Tobin

James R. Tobin

Chairman of the Remuneration Committee
27 April 2018

PART I - ANNUAL REPORT ON REMUNERATION

Certain information provided in this part of the Directors’ Remuneration Report is subject to audit.

The following sections are not subject to audit:

●	performance graph;
●	percentage change in remuneration of director undertaking the role of CEO;
●	relative importance of spend on pay;
●	statement of implementation of remuneration policy in the current financial year;
●	consideration by directors of matters relating to directors remuneration; and
●	statement of voting results at the annual general meeting.

The Remuneration Committee presents the Annual Report on Remuneration, which will be put to shareholders for a non-binding vote at the annual general meeting of shareholders to be held on 19 June 2018.

Single Total Figure of Remuneration – Executive Directors

Executive Director Peter Wrighton-Smith(1)	Base Salary	Taxable Benefits		Annual Cash Incentive (2)		Equity-Based Awards (3)		Matching of Voluntary Pension Contributions and other items ($)		Total
2017	$404,817	$957	(4)	$206,748	(5)	$647,315	(6)	$17,415	(7)	$1,277,252
	£300,000	£709	(4)	£153,216	(5)			£12,906	(7)
2016	$370,383	$877	(8)	$295,603	(9)	$808,525	(10)	$19,137	(11)	$1,494,488
	£300,000	£710	(8)	£239,430	(9)			£15,500	(11)
(1)

Remuneration paid to and amounts paid for benefits provided for Dr. Wrighton-Smith is denominated in Pounds Sterling. For purposes of this table, all 2017 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of 31 December 2017 (£1/$1.349390). For convenience, the Pound Sterling equivalent of Dr. Wrighton-Smith’s 2017 cash compensation is also shown. 2016 amounts have been converted based on the Pound Sterling/U.S. Dollar exchange rate in effect as of 31 December 2016 (£1/$1.23461).

(2)	Amounts recorded here reflect cash received or receivable in the reported year for the achievement of performance measures and targets in the reported year.
(3)

Amounts recorded here reflect the cash equivalent of equity awards that have vested in the reported year. Under the Group’s Share Incentive Plans, (i) in the case of options awarded before June 2015, the awards vest monthly over a 48 month period and (ii) in the case of options awarded after June 2015, awards vest annually in equal amounts over 4 years. The option awards are not subject to performance requirements. The cash equivalent of option awards is calculated by multiplying the number of options that vested during the reported period by the market value of the Group’s shares on the date of vesting or, if vesting occurred on a date when the market was not open, the preceding business day. The cash equivalent of restricted share awards is calculated by multiplying the number of restricted shares which became unrestricted during the reported period by the market value of the Group’s shares on the date the restriction on the shares lifted. The cash equivalent of restricted share units is calculated by multiplying the number of restricted units which vested during the reported period by the market value of the Group’s shares on the date the vesting occurred. In both cases, if the date of lapse or vesting occurred on a date when the market was not open, the closing price on the preceding business day was used. The amount of remuneration reported in this column attributed to options was not realized by Dr. Wrighton-Smith in the reported period because these options were not exercised in that period.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

(4)

Taxable benefits provided for Dr. Wrighton-Smith to which the Group contributes include the costs of private health insurance coverage. The private health insurance coverage and payment is available on equal terms to all of the Company’s U.K.-based employees.

(5)	The annual cash incentive was determined based upon performance in 2017 and paid in 2018.
(6)	The amount reported equals the cash equivalent of options, restricted share awards and restricted share units that vested during the reported year.
(7)

The amount reported includes a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $13,480 (£9,990). See discussion of U.K. Defined Contribution Plan below. The amount reported reflects the £10,000 cap on tax advantaged contributions available under U.K. law. The amount also includes approximately $3,935 (£2,916) in benefits available to other employees.

(8)

Taxable benefits provided for Dr. Wrighton-Smith to which the Group contributes include the costs of private health insurance coverage in the amount of $862 (£698) and $15 (£12) paid to Dr. Wrighton-Smith for making a blood donation for use in the Group’s research and development work.

(9)	The annual cash incentive was determined based upon performance in 2016 and paid in 2017.
(10)

The amount reported equals the cash equivalent of options and restricted share awards that vested during the reported year. No portion of the restricted share units vested during the reported year. The amount reported was not realized by Dr. Wrighton-Smith in the reported year as the vested options were not exercised during the period.

(11)

The amount reported includes a Company match of voluntary retirement plan contributions made by Dr. Wrighton-Smith in the amount of $15,537 (£12,585). See discussion of U.K. Defined Contribution Plan below. The amount also includes approximately $3,600 (£2,915) in benefits available to other employees.

Base Salary

The annual rate of base salary reflected in the table above for 2017 for Dr. Wrighton-Smith became effective on 1 January 2017 and was awarded for his role as the chief executive officer of a public company. Base salary levels are customarily reviewed and, to the extent deemed appropriate, adjusted each year.

Taxable Benefits

Generally, Dr. Wrighton-Smith participates in the same benefits we offer to all our employees in the United Kingdom, where Dr. Wrighton-Smith resides.

Annual Cash Incentive

For the 2017 year, the target annual cash incentive opportunity for Dr. Wrighton-Smith was based 70% on achievement of corporate objectives and 30% on achievement of individual objectives. The corporate objectives included revenue goals and other financial metrics. For 2017, our corporate goals were achieved at 67.8%. The individual objectives included targets relative to strengthening our organization, improving our strategic position, completing specific projects and improving the Group’s capital position. In early 2018, the Remuneration Committee conducted an assessment of Dr. Wrighton-Smith’s performance for the 2017 year, including the extent to which the various goals established for him had been achieved. Based upon his performance, the Remuneration Committee determined that Dr. Wrighton-Smith had accomplished 85% of his individual goals.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

The Board of Directors has considered whether it would be in the best interests of the Group and its shareholders to disclose the precise targets agreed for each of the performance measures in 2017 or the weightings given to those targets. As specific corporate objectives for a single year are designed based on the Group’s long-term strategies, the Board of Directors concluded that disclosing such targets and weightings for 2017 would necessarily involve divulging competitively sensitive information, even after our financial year results have been published. We believe disclosure would be detrimental to our commercial performance going forward and, therefore, we are providing only the categories of objectives, not the precise targets. Likewise, the Board of Directors concluded that disclosure of the specific individual objectives for the year and the weighting of those objectives would involve the release of competitively sensitive information.

The Committee has established corporate objectives for the 2018 year as well as individual objectives for Dr. Wrighton-Smith for the year. As with the 2017 year, 70% of Dr. Wrighton-Smith’s target annual cash incentive opportunity is to be measured based on attainment of corporate objectives. The corporate objectives include targets for revenues and other financial metrics, together with product development and quality goals. The individual objectives for the year include defined goals for strengthening our organization, improving our strategic position, completing specific projects and expanding the Group’s profile and shareholder base in the capital markets.

U.K. Defined Contribution Plan

In the U.K., we maintain a defined contribution plan that provides employees with an opportunity to contribute a portion of their monthly salary into the plan. If an employee elects to participate in the plan, there is a minimum employee contribution of 5% of monthly salary; there is no maximum limit to the employee contribution. The employee contribution to this plan is matched by us up to a maximum of 5% of monthly salary. All U.K. employees are eligible to participate in this plan and will be automatically enrolled onto the plan in the first month of employment. An employee automatically enrolled has the right to opt out of the scheme in the month following automatic enrollment; failure to opt out within this time period will result in the employee remaining in the scheme on a contributory basis for the remainder of employment with the Company.

Employees are able to elect to participate in the scheme on a so-called “salary exchange” pursuant to which employees agree to a reduction in monthly salary in an amount equal to the defined contribution plan election. The amount of the reduction, together with the tax and national insurance savings to the employee and us as a result of the salary reduction, are contributed into the plan in addition to the 5% matching contribution described above.

In 2017, due to a change in the applicable U.K. Law, the maximum tax advantaged contribution available to Dr. Wrighton-Smith as part of the defined contribution plan is £10,000 or $13,494 (using the currency conversation rate of 1£/1.349390).

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

Single Total Figure on Remuneration – Non-Executive Directors

All amounts paid and disclosed in USD

Non- Executive Director	Basic Retainer	Retainer for Chairman	Retainer for Committee Service	Retainer for Committee Chairperson	Retainer for Secretary to the Board	Total Cash Remuneration	Equity- Based Awards (1)		Total
Richard A. Sandberg, Chairman
2017	35,000	65,000	—	—	—	100,000	56,971	(2)	156,971
2016	35,000	65,000	—	—	—	100,000	25,159	(2)	125,159
Stephen L. Spotts
2017	35,000	—	12,500	—	—	47,500	56,971	(2)	104,471
2016	35,000	—	12,500	—	—	47,500	9,538	(2)	57,038
Herm Rosenman
2017	35,000	—	6,250	17,675	—	58,925	56,971	(2)	115,896
2016	35,000	—	6,250	15,000	—	56,250	—	(4)	56,250
Patricia Randall
2017	35,000	—	—	10,000	—	45,000	56,971	(3)	101,971
2016	35,000	—	—	10,000	—	45,000	30,632	(2)	75,632
James R. Tobin
2017	35,000	—	5,000	15,000	—	55,000	64,976	(3)	119,976
2016	35,000	—	5,000	15,000	—	55,000	—	(4)	55,000
Ronald A. Andrews Jr.
2017	35,000	—	6,250	—	—	41,250	67,560	(3)	108,810
2016	35,000	—	6,250	—	—	41,250	—	(4)	41,250
A. Scott Walton
2017	35,000	—	12,500	—	—	47,500	67,560	(3)	115,060
2016	35,000	—	12,500	—	—	47,500	—	(4)	47,500
Patrick J. Balthrop, Sr.
2017	35,000		11,250	8,917		55,167	71,934	(3)	127,101
2016	32,308	—	10,865	—	—	43,173	—	(4)	43,173
(1)

All equity awards made in 2017 were made pursuant to the Directors’ Remuneration Policy approved by the Group’s shareholders at the 2014 annual general meeting of shareholders and amended at the 2017 annual general meeting of shareholders. Under this policy, non-executive directors receive an initial award of 14,914 options which vests in equal parts at the following three annual general meetings of shareholders and an annual award of 7,457 options which vests in full at the following annual general meeting. Equity awards made to non-executive, independent directors during the period of time when the Group was private were made under our 2008 Amended and Restated Share Incentive Plan, with all awards approved by the Remuneration Committee.

(2)

The amount recorded includes the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of number of shares that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. The fair market value of ordinary shares was deemed to be the closing price of our shares as reported by NASDAQ on the vesting date or, if a vesting date occurred on a date when the market was not open, the preceding business day. The annual option award from the preceding year vested during the reported year. Where the exercise price exceeds the fair market value on the date of vesting, the value of the options is recorded as $0. The amount of remuneration reported in this column was not realized by the director in the reported period because these options were not exercised in that period.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

(3)

The amount recorded includes the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of number of shares that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. The fair market value of ordinary shares was deemed to be the closing price of our shares as reported by NASDAQ on the vesting date or, if a vesting date occurred on a date when the market was not open, the preceding business day. During the reported year, the director vested to the annual option award from the preceding year and one-third of the initial option award. The amount of remuneration reported in this column was not realized by the director in the reported period because these options were not exercised in that period.

(4)

The amount recorded here reflects the cash equivalent of the equity-based awards that have vested in the reported year. The cash equivalent of option awards is the product of the number of shares subject to option that vested during the reported year multiplied by the fair market value of the shares as of the date of vesting minus the exercise price of the options, rounded to the nearest dollar. During the reported year, the director vested to the annual option award from the preceding year and one-third of the initial option award. Because the exercise price of the options exceeded the fair market value on the date of vesting, the value of the options is recorded as $0.

Statement of Directors’ Shareholdings and Share Interests

The table below shows, for each person who served as a director of the Group during 2017, the total number of shares owned, the total number of share options and the number of share options vested but unexercised, all as of 31 December 2017 (or such earlier date as the director resigned), as well as share options exercised during the year. The table only reflects shares held individually by the director and connected persons, not those held by any investment fund with which the director is affiliated.

Name of Director	Shares Held	Share Options Held	Vested Share Options (1)	Options Exercised
Executive Director
Peter Wrighton-Smith	394,305(2)	564,624(3)	258,825(4)	200,000
Non-Executive Directors
Richard A. Sandberg	15,000	37,478	30,021(5)	9,000
Stephen L. Spotts	—	59,387	51,930(5)	—
Herm Rosenman	—	52,199	44,742(6)	—
Ronald A. Andrews, Jr.	—	37,285	24,856 (6)	—
A. Scott Walton	—	37,285	24,856 (6)	—
Patricia Randall	8,650	82,057	74,600(5)	—
James R. Tobin	—	44,742	37,285(6)	—
Patrick Balthrop	—	33,556	21,127(6)	—

(1)	Vested Share Options are a subset of Share Options Held.
(2)	This amount includes 22,632 restricted share awards.
(3)	This amount includes 67,363 restricted share units.
(4)

The option awards reported vest (i) monthly from the vesting date over 48 months for those options awarded before 15 June 2015 and (ii) annually on the vesting start date over 4 years for those options awarded after 15 June 2015.

(5)

The option awards reported vest (i) monthly from the vesting start date for those options awarded during the period when we were a private company and (ii) for those options awarded since we became a public company, on the day of the following annual general meeting of shareholders

(6)	The option awards reported vested on the day of the 2017 annual general meeting of shareholders.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

We do not currently have, and during 2017 there was not, a policy requiring our Directors to hold a certain number or value of our shares.

Summary of Equity-Based Awards made during the financial year 2017

The table below presents information on share option awards made to non-executive directors during the year.

Director	Date of Award	Number of Shares Covered	Face Value of Award(1)
Ronald A. Andrews, Jr.	6 June 2017	7,457(2)	$107,828
Patrick J. Balthrop, Sr	6 June 2017	7,457(2)	$107,828
Patricia Randall	6 June 2017	7,457(2)	$107,828
Herm Rosenman	6 June 2017	7,457(2)	$107,828
Richard A. Sandberg	6 June 2017	7,457(2)	$107,828
Stephen L. Spotts	6 June 2017	7,457(2)	$107,828
James R. Tobin	6 June 2017	7,457(2)	$107,828
A. Scott Walton	6 June 2017	7,457(2)	$107,828
(1)

The face value represents the number of shares covered by the award times the exercise price of the award, which was the fair market value of the shares on the date of grant. No value can be realized unless there is an increase in the value of the shares following the date of the award. Further no value can be realized until the options are vested and exercised.

(2)	This award was the annual award made to directors and will vest at the 2018 Annual General Meeting of Shareholders, subject to continued service.

Payments made to past directors

In 2017, we made no payments to former directors of the Group.

Payments for loss of office

In 2017, we made no payments with respect to a director’s loss of office.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

Performance Graph

Because the Group has only been in existence since 16 August 2013, the Group cannot set forth a performance graph depicting total shareholder return over a five-year period. Set forth below is a graph that compares the cumulative total shareholder return on our ordinary shares with that of the Nasdaq Composite Index and the S & P SmallCap 600® Healthcare Index. The comparison assumes that $100.00 was invested at the close of the market on 22 November 2013 in our ordinary shares or on 31 October 2013 in the Nasdaq Composite Index and the S & P SmallCap 600® Healthcare Index, and assumes reinvestment of dividends, if any. The performance graph is based on historical results and is not intended to suggest future performance.

	2017	2016	2015	2014
Total CEO remuneration £’000	£1,174	£1,293	£1,092	£913
Annual Bonus outcome (% of max)	73%	114%	88%	77%

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

Percentage Change in Remuneration of Director Undertaking the Role of CEO

Set forth below is a table showing the percentage change in the remuneration of Peter Wrighton-Smith between 2016 and 2017 in comparison to the percentage change in remuneration of the comparator group.

	% Change of CEO Remuneration Against 2016(1)	% Change of Employee Remuneration Against 2016(2)
Salary(3)	0.0	12.1
Taxable Benefits	-16.0	5.0
Annual Bonus(4)	-36.0	-8.3
(1)	CEO remuneration percent change calculations were performed using Pounds Sterling remuneration values.
(2)

The employee group used as a comparator comprises all U.S. and U.K. employees who were employed for the full 24 month period ended December 31, 2017. The percent change calculations were performed in local currency, then combined using a weighted average based on number of employees.

(3)	Salary includes base salary, back pay, holiday pay, overtime, commissions, and other forms of remuneration exclusive of taxable benefits and annual incentive compensation.
(4)

For purposes of this table, annual bonus payments for 2016 included amounts paid in 2017 based upon performance in 2016; likewise, annual bonus payments for 2017 included amounts paid in 2018 based upon performance in 2017.

Relative Importance of Spend on Pay

The Company sets forth below the relative importance of spend on pay. Given that the Company remains in the early phases of its business life cycle, the comparator chosen to reflect the relative importance of the Company’s spend on pay is the operating expense of the Company as determined by combining the distribution costs and administrative expenses shown in the Company’s consolidated income statement in its annual statutory report for 2017.

	2017	2016	% change
Remuneration Paid to All Employees	$51,506,000	$41,911,000	23
Operating Expense	$110,549,000(1)	$71,950,000	54
(1)	2017 Operating Expenses includes $10 million of settlement expense and $18.3 million of intangible impairment charges.

Statement of Implementation of Remuneration Policy in the Current Financial Year

The Directors’ Remuneration Policy as adopted at the 2014 annual general meeting of shareholders and amended at the 2017 annual general meeting of shareholders was followed for the compensation paid to directors in 2017.

Consideration by the Directors of Matters in relation to Directors’ Remuneration

During 2017, the Remuneration Committee was comprised of comprised of James R. Tobin, Herm Rosenman, Patrick J. Balthrop, Sr. and Ronald A. Andrews, Jr. Mr. Tobin serves as chair of the committee. Each director will continue to serve until the date of this Annual Report on Remuneration. The charter of the Remuneration Committee is set forth in the Investors - Corporate Governance section on our website at http://investor.oxfordimmunotec.com.

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

During 2017, the Remuneration Committee retained Radford, an Aon Hewitt company, to provide independent advice and consultation with respect to remuneration arrangements for the executive director, senior management and other employees. Radford is a global remuneration consultant with a well-established reputation for design and implementation of remuneration programs, including the design and implementation of equity-based award programs. In connection with its provision of services, Radford provided data from comparable publicly traded healthcare companies. The amounts paid to Radford in 2017 total $45,201.12

In addition to Radford, the Remuneration Committee solicited and received input from the Chief Executive Officer concerning the remuneration of senior executives other than the Chief Executive Officer. The Chief Executive Officer provided recommendations with respect to annual cash incentives to be paid to these persons for service in 2017, and with respect to base salaries and equity-based awards to be made to these persons in 2018. Finally, the Chief Executive Officer also provided input to the Remuneration Committee regarding the implementation of equity-based remuneration as an element of all other employees’ remuneration.

Statement of Voting at General Meeting

At the 2017 annual general meeting of shareholders, voting results in relation to the director remuneration report was as follows:

Resolution	Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
Approve Directors’ Remuneration Report	17,342,455	99.48	83,702	0.48	6,127	0.04

OXFORD IMMUNOTEC GLOBAL PLC

DIRECTORS’ REMUNERATION REPORT
For the year ended 31 December 2017

Approval

This report was approved by the Board of Directors as of 25 April 2018 and signed on its behalf by:

/s/ Richard A. Sandberg

Richard A. Sandberg

Chairman

27 April 2018

Oxford Immunotec

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote FOR the resolutions in proposals 1 through 8, including the non-binding advisory vote in proposal 8:

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 7 5 4 2 8 2

02TIFD

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Oxford Immunotec Global PLC

The undersigned hereby constitutes and appoints Peter Wrighton-Smith, Richard A. Sandberg, and Richard M. Altieri, and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the ordinary shares of Oxford Immunotec Global PLC of the undersigned at the Annual General Meeting of Shareholders of Oxford Immunotec Global PLC to be held at Milton Park Innovation Centre, Thames Room, 99 Park Drive, Milton Park, Abingdon, OX14 4RY on Tuesday, June 19, 2018 at 11:00 a.m. London time/6:00 a.m. New York time, and at any postponements and adjournments thereof, on Proposals 1 - 8 as specified on the reverse side hereof and on such other matters as may properly come before said meeting.

This proxy, when properly signed, dated and returned, will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR each of the proposals specified on the reverse side hereof. The Board of Directors recommends that you vote FOR each of the proposals. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. Dr. Wrighton-Smith, Mr. Sandberg, and Mr. Altieri cannot vote your shares unless you sign, date and return this card.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Services, C/O Computershare, P.O. Box 505008, Louisville, KY 40233-9814 on or before June 11, 2018.